Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2013, relating to the consolidated financial statements of CryoLife, Inc., appearing in the Annual Report on Form 10-K of CryoLife for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 21, 2014